EXHIBIT 15(c)

                    LETTER ON UNAUDITED FINANCIAL INFORMATION


New Century Energies, Inc.:


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated interim financial information of Southwestern Public Service Company for the periods ended November 30, 1996 and 1995, and February 28, 1997 and February 29, 1996, as indicated in our reports dated January 10, 1997, and April 11, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended November 30, 1996, and February 28, 1997, respectively, are being used in this Registration Statement.


We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



/s/ Deloitte & Touche LLP

Dallas, Texas
June 6, 1997